Exhibit 99.1

VSB Bancorp, Inc.
First Quarter 2009 Results of Operations

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, N. Y. —April 14, 2009. VSB Bancorp, Inc. (NASDAQ GM: VSBN), the holding company for Victory State Bank, reported net income of $373,051 for the first quarter of 2009, a 3.1% increase from the first quarter of 2008. The following unaudited figures were released today. Pre-tax income was $692,824 in the first quarter of 2009, as compared to $673,041 for the first quarter of 2008, an increase of $19,783, or 2.9%. Net income for the 2009 quarter was $373,051, or basic income of $0.21 per common share, as compared to a net income of $361,945, or $0.20 basic income per common share, for the quarter ended March 31, 2008.

The $11,106 increase in net income for the first quarter of 2009 was attributable primarily to a more rapid decline in our cost of funds than the decline in our asset yields as market interest rates declined. We experienced a decrease in interest expense of $344,844, the most significant components of which were a $208,895 decrease in interest on time deposits and an $89,040 decrease in interest on subordinated debt because we repaid the subordinated debt on August 8, 2008. In contrast, interest income declined by only $13,015 as a $97,552 decline in interest income from other interest earning assets (principally overnight investments) was partially offset by $88,805 of interest income representing interest owed for a prior period that was paid during the first quarter of 2009 on a non-accrual loan that was reinstated to accrual status. We also had an increase in the provision for loan losses of $245,000 due to a higher level of charge-offs - $350,023 for the 2009 quarter as compared to $93,730 in the same period in 2008 - and a further deterioration of the real estate market and local economy. We are aggressively collecting these charged-off loans in an effort to recover these amounts.

Without the benefit of the interest received in connection with the non-accrual loan reinstatement, interest income on loans remained stable. The average yield declined 33 basis points due to the decline of the prime rate, but that was partially offset by a $4.9 million increase in average loan balances. The prime rate declined from 7.25% to 5.25% during the first quarter of 2008 and continued to decline throughout the rest of 2008 so that the prime rate was at 3.25% at year end 2008 and stayed at that level throughout the first quarter of 2009. The reductions in the prime rate have caused our prime based loans to reach their interest rate floors. These floors have helped to stabilize the interest income from the loan portfolio and were a significant contributor to moderating the decline in interest income. Our investment securities portfolio had similar income stability as our loans, as the 14 basis point reduction in average yield was offset by the $4.4 million increase in average balance in the 2009 quarter.

Comparing the first quarter of 2009 with the same quarter in 2008, non-interest expense increased by $114,313, totaling $2.0 million for the 2009 quarter. The principal increase was a $29,000 increase in FDIC insurance premiums due to an increase in FDIC assessment rates. The FDIC increased its insurance premium rates to banks in 2009 due to losses to the FDIC insurance fund as a result of bank failures during 2008, coupled with additional losses that the FDIC projected in 2009 due to additional bank failures. Recently, the FDIC proposed a 20 basis point special assessment, based on June 30, 2009 deposits, payable on September 30, 2009. If fully implemented, our special assessment would be almost $400,000. The other categories of non-interest expenses increased for various business reasons including increased utility costs, increased costs of collection, and the implementation of an advertising campaign.

Non-interest income increased $47,267 to $613,169 in the first quarter of 2009 due in part to the increase in the per item charge for insufficient fund transactions that went into effect in March 2008.

Total assets increased to $222.7 million at March 31, 2009, an increase of $10.0 million, or 4.7%, from December 31, 2008. Total deposits, including escrow deposits, increased to $197.0 million, an increase of $8.9 million, or 4.7%. The mix of our deposits also changed as NOW increased by $16.8 million and time deposits decreased by $11.8 million from year end 2008. The Bancorp’s Tier 1 capital ratio was 10.51% at March 31, 2009.

Average interest-earning assets and average loans increased by $14.0 million and $4.9 million, respectively, from the first quarter of 2008 to the first quarter of 2009. Average demand deposits, an interest free source of funds for the Bancorp to invest, decreased by $3.8 million from the first quarter of 2008 to approximately 31% of average total deposits for the first quarter of 2009. Average interest-bearing deposits increased by $13.8 million, resulting in an overall $10.0 million increase in total deposits from the first quarter of 2008 to the first quarter of 2009. Average interest-bearing liabilities increased by $8.6 million, which included the decrease in liabilities caused by repaying $5.2 million in subordinated debt in August 2008. The Company’s interest rate spread and interest rate margin were 3.89% and 4.37%, respectively, for the quarter ended March 31, 2009 as compared to 3.13% and 4.07%, respectively, for the quarter ended March 31, 2008. Although a significant part of this improvement was due to the reinstatement of the loan to accruing status as discussed above, our spread and margin were also helped by the effect of interest rate floors on our loans that helped maintain yields when our cost of funds was declining due to lower market interest rates.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “We remain in a weak economic environment which has contributed to the increase in our charged-off loans. Despite the increased provision in the first quarter of 2009, we were able to increase our earnings from the comparable period in 2008. We were also able to increase our deposits by almost $9 million and our loan portfolio by $2 million.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated “In this market where capital is a premium, we have been able to repurchase 94,643 of our shares under our stock buyback program and we were able to pay our sixth quarterly dividend of $0.06 per common share for stockholders of record on March 20, 2009. This is a result of our capital strength. Additionally, we have not needed or even applied for any money under the government’s bailout programs. Our strategy and philosophy has made Victory the premier business bank on the Island.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $23.9 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.
Consolidated Statements of Financial Condition
March 31, 2009
(unaudited)

	March 31, 2009	December 31, 2008

Assets:

Cash and cash equivalents	$29,489,943	$21,240,223
Investment securities, available for sale	120,401,021	120,288,588
Loans receivable	68,718,740	66,246,652
Allowance for loan loss	(926,583)	(987,876)

Loans receivable, net	67,792,157	65,258,776
Bank premises and equipment, net	3,584,229	3,695,822
Accrued interest receivable	720,190	723,473
Deferred taxes	—	525,839
Other assets	684,857	925,007

Total assets	$222,672,397	$212,657,728

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$60,174,572	$58,598,579
NOW	34,464,218	17,636,154
Money market	23,805,412	22,829,789
Savings	13,646,234	12,412,561
Time	64,502,605	76,323,494

Total Deposits	196,593,041	187,800,577
Escrow deposits	439,511	308,872
Accounts payable and accrued expenses	1,710,951	1,344,512

Total liabilities	198,743,503	189,453,961

Stockholders’ equity:
Common stock, ($.0001 par value, 3,000,000 shares authorized, 1,923,884 issued, 1,829,241 outstanding at March 31, 2009 and 1,923,884 issued, 1,882,461 outstanding December 31, 2008)	192	192
Additional paid in capital	9,177,764	9,200,010
Retained earnings	14,980,327	14,714,143
Treasury shares, at cost (94,643 at March 31, 2009, 41,423 shares at December 31, 2008)	(858,863)	(395,891)
Unearned ESOP shares	(859,480)	(901,750)
Accumulated other comprehensive gain, net of taxes of $1,255,662 and $488,735, respectively	1,488,954	587,063

Total stockholders’ equity	23,928,894	23,203,767

Total liabilities and stockholders’ equity	$222,672,397	$212,657,728

VSB Bancorp, Inc.
Consolidated Statements of Operations
March 31, 2009
(unaudited)

	Three months	Three months
	ended	ended
	Mar. 31, 2009	Mar. 31, 2008

Interest and dividend income:
Loans receivable	$1,330,706	$1,244,491
Investment securities	1,382,619	1,384,297
Other interest earning assets	4,741	102,293

Total interest income	2,718,066	2,731,081
Interest expense:
NOW	26,783	32,231
Money market	60,511	96,092
Savings	13,102	18,982
Subordinated debt	—	89,040
Time	310,552	519,447

Total interest expense	410,948	755,792
Net interest income	2,307,118	1,975,289
Provision for loan loss	275,000	30,000

Net interest income after provision for loan loss	2,032,118	1,945,289
Non-interest income:
Loan fees	25,751	22,223
Service charges on deposits	545,862	479,615
Net rental income (loss)	11,517	(1,011)
Other income	30,039	65,075

Total non-interest income	613,169	565,902
Non-interest expenses:
Salaries and benefits	911,983	910,408
Occupancy expenses	379,081	357,724
Legal expense	74,649	54,086
Professional fees	77,000	61,400
Computer expense	66,800	55,106
Director fees	51,100	57,250
FDIC and NYSBD assessments	75,500	46,500
Other expenses	316,350	295,676

Total non-interest expenses	1,952,463	1,838,150

Income before income taxes	692,824	673,041

Provision (benefit) for income taxes:
Current	425,850	332,900
Deferred	(106,077)	(21,804)

Total provision for income taxes	319,773	311,096

Net income	$373,051	$361,945

Basic income per common share	$0.21	$0.20

Diluted net income per share	$0.20	$0.19

Book value per common share	$13.08	$11.68